Exhibit 99.01

Houghton Mifflin Company Reports Results for 2005

•	Net sales from continuing operations increased 5.2% in 2005, driven by strong performance of the K–12 Publishing segment.

•	New program investments and core business focus position the Company well for significant expected growth in adoption opportunities beginning in 2007.

BOSTON—March 16, 2006—Houghton Mifflin Company today announced financial results for the fourth quarter and full year 2005, and issued its 2006 outlook. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. (together, the “Company”). HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“Our focus over the past several years on strengthening our core business has yielded strong results. By expanding our book bag, bolstering our sales force and effectively investing capital to grow our addressable market and expand our market share, we not only generated improved financial results for 2005, but also set the stage for Houghton Mifflin to capitalize on the significant growth opportunities that lie ahead in the educational publishing marketplace,” said Tony Lucki, president and chief executive officer. “The market is poised for growth through 2009, due to increased state adoptions, and given our keen focus on educational publishing, we believe that Houghton Mifflin is well positioned to take advantage of the anticipated market upswing.”

For the full year, Houghton Mifflin reported net sales from continuing operations of $1,282.1 million, an increase of $63.2 million, or 5.2%, from 2004 net sales of $1,218.9 million. Operating income from continuing operations for the full year increased to $59.4 million, more than doubling 2004 operating income from continuing operations of $21.9 million.

In the fourth quarter of 2005, the Company reported net sales from continuing operations of $214.7 million, compared to $224.7 million for the fourth quarter of 2004. The Company reported an operating loss from continuing operations of $66.9 million for the quarter, compared to an operating loss from continuing operations of $72.0 million for the same quarter of 2004. Operating losses in the fourth quarter of the year are consistent with the Company’s history and result from the high seasonality of the educational publishing industry.

“We’re very encouraged by the preliminary market acceptance of new programs such as Houghton Mifflin Social Studies, and the continued market leadership of our School and McDougal Littell divisions in their core disciplines of reading and math,” Lucki continued. “I am confident that Houghton Mifflin has entered 2006 with better product, a more effective sales force and a more disciplined approach to investing for the future.”

Twelve months ended December 31, 2005

For the twelve months ended December 31, 2005, net sales increased by $63.2 million to $1,282.1 million, from $1,218.9 million in 2004. In January 2006, the Company sold its Promissor division to Pearson PLC for $42 million in cash. As a result of the transaction, Promissor’s financial results have been reclassified as discontinued operations for both 2005 and 2004. Promissor had net sales of $68.0 million in 2005 and $64.0 million in 2004.

Net sales from the K–12 Publishing segment increased 8.9% to $925.5 million, from $849.8 million in 2004. Strong results from the K–12 Publishing segment were driven primarily by net sales growth in both the School and McDougal Littell divisions. Positive results in elementary social studies and math programs and secondary science and social studies programs helped drive the increase in net sales. Net sales also increased year-over-year in the Great Source Education Group, primarily due to higher sales in science and math in 2005, and in the Assessment Division, due primarily to an increase in new customers for Edusoft products. These strong performances were partially offset by decreased sales from Riverside’s state contracts.

The College Publishing segment reported 2005 net sales of $228.3 million, a 3.3% increase from $220.9 million reported for 2004. The increase was primarily due to higher textbook sales of history, including strong advanced placement sales, modern languages, and Student Success. Several major copyright 2006 titles also performed well in 2005, including the sixth edition of Zumdahl’s Chemistry, Media Enhanced Edition, the eighth edition of Larson’s Calculus and various developmental English and freshman composition titles. These strong performances were partially offset by a reduction in backlist sales compared to the prior year.

The Trade and Reference Publishing segment’s 2005 net sales decreased 13.4% to $128.3 million from $148.2 million reported for 2004, due to higher sales of titles tied to movie releases in 2004 and lower income from licensing rights in 2005. Net sales in 2004 were very strong, due to higher than expected media attention given to several titles that year, including The Polar Express, a children’s title that was the basis for one of 2004’s highest grossing films, and The Heart is a Lonely Hunter, an adult fiction title that was chosen as an Oprah’s Book Club selection that year.

Operating income from continuing operations for 2005 increased by $37.5 million to $59.4 million from $21.9 million in 2004. This improvement was driven by higher gross margins, resulting from better management of paper, printing and binding costs, as well as lower administrative expenses. These improvements were partially offset by higher selling costs associated with increased sales and an investment in our sales force, and by higher amortization of pre-publication costs associated with new products.

The Company reported a loss from continuing operations of $56.3 million in 2005, compared to a loss of $67.2 million reported for 2004. The improvement was driven by higher operating income, partially offset by a lower tax benefit and higher interest expense. The increase in interest expense was due to incremental interest income from swap agreements in 2004.

EBITDA, defined as earnings from continuing operations before interest, taxes, depreciation and amortization, increased to $285.0 million in 2005, from $240.5 million in 2004, primarily resulting from higher operating income from continuing operations.

Net cash provided by continuing operations increased to $190.3 million in 2005, from $167.4 million in 2004. The lower operating loss drove this increase, along with higher cash collections and a higher noncash adjustment from increases in depreciation and amortization expenses, partially offset by a decrease in cash provided from accounts payable. Free cash flow, defined as cash flow from continuing operations less capital expenditures and pre-publication costs, was $22.3 million, down from $33.8 million reported in 2004. The decrease was driven by higher levels of capital spending.

Capital expenditures, excluding pre-publication costs, were $56.6 million in 2005, up from $39.7 million in 2004. The higher 2005 expenditures were primarily attributable to planned investments in back-office systems, online initiatives and a new data center. Capital expenditures related to pre-publication costs were $111.3 million in 2005, up from $93.9 million in 2004, due to spending on new product development for upcoming adoption opportunities in 2006 and beyond.

For the year ended December 31, 2005, discontinued operations incurred a loss of $5.8 million, compared to a loss of $3.2 million for the 2004 period. The operating results of Promissor, which was sold in January 2006, are included in discontinued operations for both the 2005 and 2004 periods. The higher net loss from discontinued operations in 2005 was the result of an impairment charge of $5.4 million recorded in 2005 to adjust the carrying value of the Promissor business to its fair value, partially offset by higher net sales in 2005.

Three months ended December 31, 2005

Educational textbook purchasing patterns are highly seasonal and correlated to state spending calendars, with most publishing revenues generated in the second and third quarters of the year. As a result, educational textbook publishers tend to incur operating losses in the first and fourth quarters of the year.

The Company reported net sales from continuing operations of $214.7 million for the three months ended December 31, 2005, a decrease of $10.0 million, or 4.5%, from $224.7 million reported for the fourth quarter of 2004. The decrease is primarily a result of lower net sales in the Trade and Reference Publishing segment in the fourth quarter of 2005, partially offset by higher net sales in the K–12 Publishing and College Publishing segments.

Net sales for the K–12 Publishing segment increased 2.2% to $127.3 million in the fourth quarter of 2005, from $124.6 million in the year-ago quarter. Net sales in both the School and McDougal Littell divisions were essentially flat year-over-year, while revenue in the Great Source Education Group and Assessment Division increased slightly from the year-ago quarter.

The College Publishing segment’s net sales increased 4.0% to $54.7 million in the fourth quarter of 2005, from $52.6 million in the year-ago quarter.

The Trade and Reference Publishing segment reported fourth quarter 2005 net sales of $32.7 million, a decrease of $14.8 million, or 31.2%, from fourth quarter 2004 net sales of $47.5 million. Fourth quarter 2004 net sales represented a 58.9% increase over fourth quarter 2003 net sales, boosted significantly by sales of the children’s title The Polar Express by Chris Van Allsburg, which was the basis for a major motion picture release in November 2004. Sales of this holiday classic returned to a more normalized level in the fourth quarter of 2005.

Consistent with seasonal patterns, the Company reported an operating loss for the fourth quarter of 2005. Operating loss from continuing operations for the fourth quarter of 2005 was $66.9 million, which is an improvement of $5.1 million, or 7.1%, from the $72.0 million operating loss reported for the fourth quarter of 2004. Lower net sales and higher pre-publication amortization during the quarter were offset by lower selling and administrative expenses.

The loss from continuing operations was $74.2 million in the fourth quarter of 2005 and $66.1 million in the fourth quarter of 2004, due to a lower tax benefit, which offset a lower operating loss from continuing operations. The lower tax benefit in the fourth quarter of 2005 was due to a $10.4 million valuation allowance recorded against deferred tax assets relating to the long-term nature of the payments of future postretirement benefit obligations.

For the fourth quarter of 2005, the Company reported an EBITDA loss of $9.3 million. EBITDA improved by $5.1 million from the EBITDA loss of $14.4 million reported for the fourth quarter of 2004.

Outlook for 2006

For 2006, the Company expects to report a modest improvement in net sales from continuing operations with growth in the low single-digit percent range. This forecast is based on preliminary data regarding the Company’s sales in adoption and open territory states since January 1 of this year. The Company estimates a modest improvement in EBITDA, driven by higher revenues. Capital expenditures in 2006 are expected to be in line with the 2005 spending level of approximately $170 million.

“Industry data points to an upturn in the education marketplace starting later this year and building through 2009,” concluded Mr. Lucki. “We’ve entered 2006 in a stronger competitive position and with an addressable market this year of approximately $600 million.”

Conference Call Schedule

Houghton Mifflin management will discuss the 2005 annual results and 2006 outlook on a conference call scheduled for this morning, March 16, 2006, at 10:00 a.m. EST. The call is open to all interested parties, and discussions may include forward-looking information. The teleconference dial-in numbers are:

United States: 866-322-2542

International: 706-634-7466

Conference ID: 5806847

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with more than $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, and norm-referenced and criterion-referenced testing; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the effect of fluctuations in raw material prices, principally paper; (xi) the ability of the Assessment Division to enter into new agreements for testing services and generate net sales growth; (xii) delays and unanticipated expenses in developing new programs and other products; (xiii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiv) the potential for damages and fines resulting from errors in scoring high-stakes tests; (xv) the potential effect of a continued weak economy on sales of K–12, college and general interest publications; (xvi) the risk that the Company’s well-known authors will depart and write for competitors; (xvii) the effect of changes in accounting and regulatory and/or tax policies and practices; and (xviii) other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Cheryl Cramer

Vice President, Investor Relations

Houghton Mifflin Company

617-351-5199

cheryl_cramer@hmco.com

HM Publishing Corp. and Houghton Mifflin Company

Unaudited Summary of Consolidated Financial Data

(See Notes to Summary Consolidated Financial Data)

	Three Months Ended,		Year Ended,
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K–12 Publishing	$127,345	$124,570	$925,460	$849,809
College Publishing	54,675	52,622	228,344	220,891
Trade and Reference Publishing	32,667	47,531	128,263	148,189

	214,687	224,723	1,282,067	1,218,889

Cost of sales excluding pre-publication and publishing rights amortization	107,128	112,562	516,046	513,613
Pre-publication and publishing rights amortization (b)	50,369	45,346	185,297	178,610

Cost of sales	157,497	157,908	701,343	692,223
Selling and administrative expenses	122,974	137,865	517,115	501,001
Intangible asset amortization	1,136	945	4,256	3,724

Operating income (loss)	(66,920)	(71,995)	59,353	21,941
Net interest expense	(32,086)	(32,944)	(132,341)	(127,993)
Other income	15	—	10	184

Loss from continuing operations before income taxes	(98,991)	(104,939)	(72,978)	(105,868)
Income tax benefit	(24,807)	(38,887)	(16,726)	(38,680)

Loss from continuing operations	(74,184)	(66,052)	(56,252)	(67,188)
Loss from discontinued operations, net of income taxes	(5,692)	(1,275)	(5,788)	(3,198)

Net loss	$(79,876)	$(67,327)	$(62,040)	$(70,386)

Other Operating Data:
Reconciliation of operating income (loss) from continuing operations to EBITDA:
Operating income (loss) from continuing operations	$(66,920)	$(71,995)	$59,353	$21,941
Other income	15	—	10	184
Depreciation and amortization	57,613	57,615	225,614	218,410

EBITDA (c)	$(9,292)	$(14,380)	$284,977	$240,535

Reconciliation of cash flow from continuing operations to operating free cash flow:
Cash flow from continuing operations	$241,978	$168,311	$190,266	$167,394
Capital expenditures—excluding pre-publication costs	(15,501)	(19,512)	(56,628)	(39,680)
Capital expenditures—pre-publication costs (b)	(31,652)	(32,183)	(111,297)	(93,923)

Operating free cash flow (c)	$194,825	$116,616	$22,341	$33,791

Consolidated Balance Sheet Information (a):

As of December 31, 2005
(dollars in thousands)
Unrestricted cash and cash equivalents	$227,068
Short-term borrowings	$0
Long-term debt	$1,332,569

Notes to Summary Consolidated Financial Data:

a.	The Consolidated Statement of Operations Data presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data for HM Publishing Corp. includes the results of Houghton Mifflin Company and incremental interest expense of $21.1 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003.

b.	Pre-publication capital investments include art, prepress and other costs incurred in the creation of a master copy of a book or other media. These investments are capitalized and then amortized over the subsequent three to five years. The costs to write manuscripts are expensed as incurred.

c.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. The Company does not intend for EBITDA or operating cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and does not suggest that investors consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.